Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: May 29, 2026	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS FIRST QUARTER NET INCOME

KEARNEY, NE -- (BUSINESS WIRE) -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended May 2, 2026 was $46.9 million, or $0.93 per share ($0.92 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended May 2, 2026 increased 6.1 percent to $288.7 million from net sales of $272.1 million for the prior year 13-week fiscal quarter ended May 3, 2025. Comparable store net sales for the 13-week fiscal quarter ended May 2, 2026 increased 5.1 percent from comparable store net sales for the prior year 13-week period ended May 3, 2025. Online sales increased 2.8 percent to $47.7 million for the 13-week fiscal quarter ended May 2, 2026, compared to net sales of $46.4 million for the 13-week fiscal quarter ended May 3, 2025.

Net income for the first quarter of fiscal 2026 was $46.9 million, or $0.93 per share ($0.92 per share on a diluted basis), compared with net income of $35.2 million, or $0.70 per share ($0.70 per share on a diluted basis) for the first quarter of fiscal 2025.

As disclosed in the Company’s Form 10-K filed with the Securities and Exchange Commission on April 1, 2026, the Company entered into a final settlement agreement resolving interchange fee litigation and received cash proceeds of $19.1 million, net of legal fees, during the fiscal quarter ended May 2, 2026. The Company recorded the settlement as a reduction to Selling Expenses for the quarter ended May 2, 2026.

Management will hold a live audio webcast at 10:00 a.m. EDT today to discuss results for the quarter. To register for the live event, please visit https://buckle.zoom.us/webinar/register/WN_1biv_wJXRU2zF4J96aDa4Q. A replay of the event can be accessed through Buckle’s investor relations website within twenty-four hours after the conclusion of the live event (https://corporate.buckle.com/investor-relations/events).

About Buckle

Buckle is a specialty retailer focused on delivering exceptional service and style through unforgettable experiences. Offering a curated mix of high-quality, on-trend apparel, accessories, and footwear, Buckle is for those living the styled life. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 444 retail stores in 42 states, which includes the opening of three new stores located in Baraboo, Wisconsin, Gretna, Nebraska, and Buckeye, Arizona, as well as the closing of one store earlier this month (after the fiscal month ended). As of the end of the fiscal quarter, it operated 442 stores in 42 states compared with 439 stores in 42 states at the end of the first quarter of fiscal 2025.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com.
Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended
	May 2, 2026	May 3, 2025

SALES, Net of returns and allowances	$288,735	$272,121

COST OF SALES (Including buying, distribution, and occupancy costs)	155,259	145,145

Gross profit	133,476	126,976

OPERATING EXPENSES:
Selling	55,216	67,199
General and administrative	18,807	16,231
	74,023	83,430

INCOME FROM OPERATIONS	59,453	43,546

OTHER INCOME, Net	2,643	3,067

INCOME BEFORE INCOME TAXES	62,096	46,613

INCOME TAX EXPENSE	15,214	11,420

NET INCOME	$46,882	$35,193

EARNINGS PER SHARE:
Basic	$0.93	$0.70

Diluted	$0.92	$0.70

Basic weighted average shares	50,619	50,199
Diluted weighted average shares	50,996	50,541

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	May 2, 2026	January 31, 2026 (1)	May 3, 2025

CURRENT ASSETS:
Cash and cash equivalents	$266,164	$249,461	$268,884
Short-term investments	23,818	24,698	22,883
Receivables	7,281	10,980	7,927
Inventory	150,197	139,504	132,395
Prepaid expenses and other assets	23,510	23,235	23,554
Total current assets	470,970	447,878	455,643

PROPERTY AND EQUIPMENT	533,205	523,002	518,076
Less accumulated depreciation and amortization	(364,191)	(360,556)	(365,986)
	169,014	162,446	152,090

OPERATING LEASE RIGHT-OF-USE ASSETS	364,826	339,687	330,014
LONG-TERM INVESTMENTS	33,813	32,393	28,275
OTHER ASSETS	10,166	8,875	11,307

Total assets	$1,048,789	$991,279	$977,329

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$60,619	$47,749	$63,015
Accrued employee compensation	18,353	54,960	15,228
Accrued store operating expenses	24,672	20,072	23,494
Gift certificates redeemable	14,798	17,237	14,753
Current portion of operating lease liabilities	85,451	85,877	83,634
Income taxes payable	26,794	10,810	17,605
Total current liabilities	230,687	236,705	217,729

DEFERRED COMPENSATION	33,813	31,994	28,275
NON-CURRENT OPERATING LEASE LIABILITIES	325,418	297,937	286,052
Total liabilities	589,918	566,636	532,056

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; issued and outstanding; 51,518,086 shares at May 2, 2026, 51,156,626 shares at January 31, 2026, and 51,157,306 shares at May 3, 2025	515	512	512
Additional paid-in capital	227,372	221,998	209,995
Retained earnings	230,984	202,133	234,766
Total stockholders’ equity	458,871	424,643	445,273

Total liabilities and stockholders’ equity	$1,048,789	$991,279	$977,329

(1) Derived from audited financial statements.